Exhibit 10.46
Silicon Valley Bank
Second Amended and Restated
Loan and Security Agreement

Borrower:	TELECOMMUNICATION SYSTEMS, INC.
(the “Company” or the “Borrower”)

Address:	275 West Street, Suite 400
Annapolis, Maryland 21401

Date:	October 14, 2005
     THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into on the above date (the “Closing Date”) between SILICON VALLEY BANK (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California, 95054 and with a loan production office located at 8020 Towers Crescent Drive, Suite 475, Vienna, Virginia 22182 and TeleCommunication Systems, Inc. (the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)
RECITALS
     A. Silicon and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated July 24, 2003 (together with all modifications thereto, extensions or renewals thereof and substitutions therefore being hereinafter referred to as, the “Original Loan Agreement”), pursuant to which, Silicon agreed to make certain loans including, the Revolving Facility and the Equipment Loan described therein, and other financial accommodations to Borrower.
     B. Borrower has requested and Silicon has agreed pursuant to this Agreement to (i) increase the maximum principal amount of the Revolving Facility from Twelve Million Five Hundred Thousand Dollars ($12,500,000) to Twenty-Two Million Dollars ($22,000,000) (ii) add the Equipment Loan Sublimit (defined herein) in the maximum principal amount of Five Million Dollars ($5,000,000), (iii) increase the maximum availability under the Cash Management Sublimit from One Million Two Hundred Thousand Dollars ($1,200,000) to One Million Five Hundred Thousand Dollars ($1,500,000), and (iv) amend and restate the Original Loan Agreement in its entirety.

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Silicon and Borrower agree that the Original Loan Agreement is amended and restated in its entirety as follows:
1. LOANS.
     1.1 Loans. Silicon will make revolving loans to Borrower (the “Revolving Loan”), and as part of the Revolving Loan, issue Letters of Credit, enter into FX Forward Contracts, make available the Equipment Loan Sublimit and provide Cash Management Services to Borrower (collectively the “Loans”), in amounts determined by Silicon in its good faith business judgment, up to the amounts (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment.
     1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon’s discretion, be charged to Borrower’s loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower’s Deposit Accounts maintained with Silicon. Silicon will provide Borrower with notice prior to any debit of Borrower’s loan account for any regularly scheduled payment.
     1.3 Overadvances. If at any time or for any reason, including, without limitation, a change in the Maximum Credit Limit as a result of a change in the Adjusted Quick Ratio, the total of all outstanding Loans and all other monetary Obligations, including, without limitation, Exim Loans, Supplemental Equipment Loans, FX Forward Contracts, Cash Management Services and the face amount of all outstanding Letters of Credit, exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower’s obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     1.4 Fees. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.
     1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon (Pacific standard time) will not be considered by Silicon until the next Business Day. Silicon may rely on any telephone request for a Loan given by a person whom Silicon believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.
1.6 Letters of Credit Exposure.
     (a) At the request of Borrower, and as part of the Loans, Silicon may, in its good faith business judgment, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, “Letters of Credit”). The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the “Letter of Credit Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

this Agreement. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon’s letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys’ fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Silicon and opened for Borrower’s account or by Silicon’s interpretations of any Letter of Credit issued by Silicon for Borrower’s account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon’s indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.
     1.7 Foreign Exchange As part of the Loans, Borrower may enter in foreign exchange forward contracts with Silicon under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one (1) Business Day after the contract date (the “FX Forward Contract”). The aggregate face amount of all FX Forward Contracts and FX Reserve from time to time outstanding shall not exceed the amount shown on the Schedule (the “Foreign Exchange Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon will subtract ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”) from the Foreign Exchange Sublimit. “). The total FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. Silicon may terminate the FX Forward Contracts if a Default or an Event of Default occurs and is continuing.
     1.8 Cash Management/ACH Services.
          Borrower may use up to Two Million Five Hundred Thousand Dollars ($2,500,000) of the Loans (the “Cash Management Services Sublimit”) for Lender’s cash management services, which may include merchant services of up to $500,000, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Loans. Any amounts Silicon pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Loans and will accrue interest at the Prime Rate in effect from time to time, plus one percent (1.00%) per annum.
     1.9 EximBank Loans. At the request of Borrower, as part of the Loans, Silicon may, subject to the satisfaction of certain conditions set forth herein, make certain Loans against Eligible Foreign Accounts

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

(collectively, “Exim Loans” and each an “Exim Loan”). The aggregate face amount of all Exim Loans from time to time outstanding shall not exceed the amount shown on the Schedule (the “Exim Loan Sublimit”), and shall be reserved against Loans which would otherwise be available hereunder. Prior to making any Exim Loan, Silicon shall have received (a) a fully executed Borrower Agreement in form and substance satisfactory to Silicon, (b) a fully executed Loan Authorization Notice in form and substance satisfactory to Silicon, (c) payment of the Exim Bank Loan Fee, (d) a fully executed Exim Bank Loan and Security Agreement, and (e) such other documents as Silicon may deem necessary in connection with the Exim Loans (collectively, the “Exim Loan Documents”).
     1.10 Equipment Loan. Borrower acknowledges and agrees that as of the date hereof, the outstanding principal balance on the Equipment Loan is $972,222.32 and that such sum is due and payable without offset or defense of any kind whatsoever. No further sums may be advanced under the Equipment Loan. Prior to the occurrence of an Event of Default, the Equipment Loan is not part of the Maximum Credit Limit. From and after the occurrence of an Event of Default, the Equipment Loans shall be included in the Maximum Credit Limit.
     1.11 Supplemental Equipment Loans Sublimit. At the request of Borrower, as part of Loans, Silicon will make equipment loans to Borrower (the “Supplemental Equipment Loans”), in amounts determined by Silicon in its good faith business judgment, up to the amount shown on the Schedule, provided no Default or Event of Default has occurred and is continuing. The Supplemental Equipment Loans shall be repaid in accordance with the Schedule.
2. SECURITY INTEREST. To secure the payment and performance of all of the obligations when due, Borrower hereby grants to Silicon a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles; all Investment Property; all other property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above. Notwithstanding the foregoing, the Collateral shall not be deemed to include any Intellectual Property, except that the Collateral shall include the proceeds of all the Intellectual Property that are Accounts of Borrower, or General Intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and General Intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Silicon’s security interest in such Accounts and General Intangibles of Borrower that are proceeds of the Intellectual Property.
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
     In order to induce Silicon to enter into this Agreement and to make Loans and other Obligations under the Loan Documents, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

     3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of Maryland. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.
     3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Perfection Certificate are all prior names of Borrower and all of Borrower’s present and prior trade names. Borrower shall give Silicon ten (10) days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.
     3.3 Place of Business; Location of Collateral. The address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth in the Perfection Certificate. Borrower will notify Silicon within thirty (30) days of opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Perfection Certificate, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.
     3.4 Title to Collateral; Perfection; Permitted Liens.
          (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others.
          (b) Borrower has set forth in the Perfection Certificate all of Borrower’s Deposit Accounts, and Borrower will give Silicon three (3) Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon’s security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.
          (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $500,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall request (unless providing such information would waive

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

the Borrower’s attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall request in connection therewith.
     (d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use its best efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.
     3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will promptly advise Silicon in writing of any material loss or damage to the Collateral.
     3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.
     3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.
     3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower’s obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

     3.10 Litigation. Except as set forth in the Schedule, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.
     3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”
     3.12 Operating Subsidiaries. All of Borrower’s operating Subsidiaries are parties to this Agreement.
4. Accounts.
     4.1 Representations Relating to Accounts. Borrower represents and warrants to Silicon as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower’s business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.
     4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.
     4.3 Schedules and Documents Relating to Accounts. Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in the Schedule, on Silicon’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Silicon’s security interest and other rights in all of Borrower’s Accounts, nor shall Silicon’s failure to advance or lend against a specific Account affect or limit Silicon’s security interest and other rights therein. If requested by Silicon in its reasonable judgment, Borrower shall furnish Silicon with copies (or, at Silicon’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
     4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Obligations in such order as Silicon shall determine. Silicon may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment, provided, however, during any Streamline Period all proceeds of Collateral may be deposited by Borrower into its operating account.
     4.5. Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for a purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     4.6 Disputes. Borrower shall notify Silicon promptly of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.
     4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and immediately notify Silicon of the return of the Inventory.
     4.8 Verification. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose. Silicon will provide Borrower with notice of any such action.
     4.9 No Liability. Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.
     4.10 Exim Insurance. If required by Silicon, at all times that any Exim Loans are outstanding, Borrower will obtain, and pay when due all premiums with respect to, and maintain uninterrupted foreign credit insurance. In addition, Borrower will execute in favor of Silicon an assignment of proceeds of any insurance policy obtained by Borrower and issued by Exim Bank insuring against comprehensive commercial and political risk (the “EXIM Bank Policy”). The insurance proceeds from the EXIM Bank Policy assigned or paid to Silicon will be applied to the balance outstanding of Exim Loans made under this Agreement. Borrower will immediately notify Bank and Exim Bank in writing upon submission of any claim under the Exim Bank Policy. Then Silicon will not be obligated to make any further Loans to Borrower without prior approval from Exim Bank.
     4.11 Subsidiaries. Borrower will cause any operating Subsidiaries in existence after the date hereof, to promptly become parties to this Agreement.
5. ADDITIONAL DUTIES OF BORROWER.
     5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.
     5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.
     5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets and forecasts), as Silicon shall from time to time specify in its good faith business judgment.
     5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

$750 per person per day (or such higher amount as shall represent Silicon’s then current standard charge for the same), plus reasonable out of pocket expenses, provided however that it is agreed that the cost of the first inspection and audit will not exceed $7,500, and further provided, that if at the time of such inspection and audit no Event of Default has occurred and is continuing, the cost of such inspections and audits will not exceed $15,000 in any twelve (12) month period and such inspections and audits will not be conducted more frequently than once in any calendar quarter.
     5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with another corporation or entity (each an “Acquisition” and collectively, the “Acquisitions”) during the existence of this Agreement unless each of the following conditions precedent are in Silicon’s discretion satisfied: (a) Bank shall have received and reviewed the pro forma projections of the Borrower (in form and detail satisfactory to Silicon in its reasonable discretion) taking into effect the Acquisition, which pro forma projections demonstrate the Borrower’s continued compliance with all of the material terms of this Agreement throughout the term hereof; (b) Silicon shall have received and reviewed a copy of the current financial statement of the acquired Person (the “Target”); (c) the aggregate amount of all Acquisitions does not exceed Two Million Dollars ($2,000,000) (the “Acquisition Cap”); and (d) Silicon shall have received a written certification, in form and substance satisfactory to Silicon, from the chief financial officer of Borrower that: (aa) the Target is a going concern; (bb) the Target is in the same line of business as the Borrower; (cc) after completion of the Acquisition, the Borrower will own at all times not less than fifty-one percent (51%) of the Target; (dd) after giving affect to the Acquisition, the Borrower shall not be in default under this Agreement or any of the Loan Documents; (ee) the Borrower does not directly or indirectly assume any indebtedness of the Target, other than current accounts payable arising in the ordinary course of the Target’s business; (ff) the Target is not subject to any litigation, which, if adversely determined, could when taken as a whole, have a material adverse effect on the financial condition of the Target; and (gg) the Target is not subject to contingent liabilities, in an amount which could, when taken as a whole, have a material adverse effect on the financial condition of the Target. Borrower further understands and agrees that in the event any Acquisition satisfies the foregoing conditions, Silicon shall not include any Accounts of such Target in the Eligible Accounts unless and until Silicon has performed an audit of such Accounts, the results of which are satisfactory to Silicon; (ii) acquire any assets in excess of $1,000,000 in the aggregate except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business; (v) store any Inventory or other Collateral with any warehouseman or other third party; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets; (viii) incur any debts, other than (a) Borrower’s Indebtedness to Silicon under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in writing to Silicon; (c) Subordinated Debt; (d) Indebtedness to trade creditors incurred in the ordinary course of business; and (f) Indebtedness secured by Permitted Liens; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity; (x) pay or declare any dividends on Borrower’s stock (except for dividends payable solely in stock of Borrower); (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock in an aggregate amount to exceed $1,000,000, provided that at the time of any such redemption, retirement, purchase or other acquisition, and after giving effect thereto, no Event of Default has occurred and is continuing; (xii) make any change in Borrower’s capital structure which

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

would result in a Material Adverse Change; or (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; (xiv) dissolve or elect to dissolve; (xv) at such times as any Exim Loans are outstanding, violate or fail to comply with any provision of the Borrower Agreement; (xvi) at such times as any Exim Loans are outstanding, take an action, or permit any action to be taken, that causes, or could be expected to cause, the Exim Guarantee to not be in full force and effect; or (xvii) make any loans, advances or transfer any assets to any Affiliate or subsidiary of any Borrower which has not become a party to this Agreement and the Loan Documents. Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.
     5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
     5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Silicon’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.
6. TERM.
     6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Section 6.3 below.
     6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to one half percent (.50%) of the Maximum Credit Limit, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.
     6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, including, without limitation all Exim Loans and all Equipment Loans, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon’s then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon’s security interests in all of the Collateral and all of the

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon’s security interests.
7. EVENTS OF DEFAULT AND REMEDIES.
     7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or (i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) Borrower shall generally not pay its debts as they become due, or Borrower shall

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (o) a Material Adverse Change shall occur; or (p) Silicon, acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of an event prior to the effective date hereof of which Silicon had no knowledge on the effective date or because of the occurrence of an event on or subsequent to the effective date, or (q) if the Exim Guarantee ceases for any reason to be in full force and effect, or (r) if the Exim Bank declares the Exim Guarantee void or revokes any obligations under the Exim Guarantee. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.
     7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Silicon deems reasonable, or on Silicon’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower’s general, special or other Deposit Accounts with Silicon against any or all of the Obligations; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).
     7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.
     7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Silicon’s other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon’s security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon’s possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon’s rights under the foregoing power of attorney or any of Silicon’s other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.
     7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.
     7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the Maryland Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.
8. Definitions. As used in this agreement, the following terms have the following meanings:
     “Account Debtor” means the obligor on an Account.
     “Accounts” means all present and future “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.
     “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

     “Borrower Agreement” means an Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement between Borrower and Silicon, as amended, modified, supplemented or restated from time to time.
     “Business Day” means a day on which Silicon is open for business.
     “Buyer” shall mean a Person that has entered into one or more Export Orders with Borrower.
     “Code” means the Uniform Commercial Code as adopted and in effect in the State of Maryland from time to time.
     “Collateral” has the meaning set forth in Section 2 above.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.
     “continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” has the meaning set forth in Section 7.2 above.
     “Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.
     “EBITDA” is for any period of determination thereof, net income before interest, taxes, depreciation, amortization expense and non-cash compensation expense, all as determined in accordance with GAAP.
     “Eligible Accounts” means Accounts and General Intangibles arising in the ordinary course of Borrower’s business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon’s good faith business judgment, the following (the “Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account: (i) the Account must not be outstanding for more than 90 days from its invoice date (the “Eligibility Period”), (ii) the Account must not represent progress billings, or be due under a fulfillment or

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

requirements contract with the Account Debtor, unless the Account Debtor on any progress billing has agreed that payment of such invoice is due and payable without offset or defense, (iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional), (iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), (v) the Account must not be owing from an Affiliate of Borrower, (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon, or which, fails or goes out of a material portion of its business, (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon’s satisfaction, with the United States Assignment of Claims Act), (viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor), and (x) the Account must not be subject to any lien in favor of any other Person, including without limitation, Tatonka Capital Corporation (“Tatonka”). Unless otherwise agreed to by Silicon, Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed twenty five percent (25%) of the total Accounts outstanding. In addition, if more than fifty percent (50%) of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon written notice to Borrower.
     “Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “Exim Bank” is the Export-Import Bank of the United States.
     “Exim Borrowing Base” shall have the meaning set forth in the Exim Loan Documents.
     “Exim Eligible Foreign Accounts” shall have the meaning set forth in the Exim Loan Documents.
     “Exim Eligible Foreign Inventory” shall have the meaning set forth in the Exim Loan Documents.
     “Exim Guarantee” is that certain Master Guarantee Agreement between Exim Bank and Silicon dated August 11, 1999 or other agreement, as amended, modified, supplemented or restated from time to time, the terms of which are incorporated into this Exim Agreement.
     “Export Order” is a written export order or contract for the purchase by the Buyer from the Borrower of any finished goods or services which are intended for export.
     “Event of Default” means any of the events set forth in Section 7.1 of this Agreement.
     “GAAP” means generally accepted accounting principles consistently applied.

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

     “General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes, without limitation payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon’s business judgment.
     “including” means including (but not limited to).
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.
     “Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; (j) all licenses or other rights to use any property or rights of a type described above.
     “Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.
     “Loan Authorization Notice” is that certain Loan Authorization Notice between Bank and Export-Import Bank of the United States; as amended, modified, supplemented or restated from time to time

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

     “Loan Documents” means, collectively, this Agreement, the Perfection Certificate, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.
     “Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Silicon’s security interests in the Collateral.
     “Maximum Credit Limit” means $15,000,000 at all times that Borrower’s Adjusted Quick Ratio is less than 1.25 to 1.00 as determined by Silicon based on the quarterly financial statements provided to Silicon pursuant to Section 8 of the Schedule, and $22,000,000 at all other times.
     “Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.
     “Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Perfection Certificate), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.
     “Perfection Certificate” means the written representations and warranties provided by Borrower to Silicon in the Perfection Certificate referred to in the Schedule.
     “Permitted Liens” means the following: (i) purchase money security interests in specific items of Equipment; (ii) leases of specific items of Equipment; (iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgment, including, without limitation, liens on Borrower’s Accounts issued permitted pursuant to the terms of a Subordination Agreement; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign a subordination

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

agreement on Silicon’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.
     “Reserves” means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
     “Streamline Period” means any period where: (A) no Default or Event of Default has occurred and is continuing; and (B) Borrower’s Adjusted Quick Ratio is greater than or equal to 1.75:1.00.
     “Subordinated Debt” is junior debt incurred by Borrower in an aggregate amount not to exceed $15,000,000, which is junior or subordinated to Borrower’s indebtedness owed to Silicon and which is reflected in a Subordination Agreement approved by Bank in writing.
     “Subordination Agreement” means a Subordination Agreement or similar agreement in a form and substance acceptable to Silicon.
     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
9. GENERAL PROVISIONS.
     9.1 Interest Computation. In computing interest on the Obligations, all wire transfers shall be deemed applied on account of the Obligations on the day of receipt by Silicon thereof and all checks and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations two (2) Business Days after receipt by Silicon. For purposes of the foregoing, any such funds received after 12:00 Noon (Pacific standard time) on any day shall be deemed received on the next Business Day. Silicon shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower’s loan account for the amount of any item of payment which is returned to Silicon unpaid.
     9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.
     9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower’s Loan account with notice, prior to the occurrence and continuance of an Event of Default, but without notice thereafter, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to Borrower’s Deposit Accounts maintained with Silicon.
     9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.
     9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by fax or email or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at each of the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Any notices given by fax or email must be followed by notice by another of the means set forth above to be effective. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.
     9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.
     9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.
     9.8 Waivers; Indemnity. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct and further provided that in any action or proceeding between Borrower and Silicon arising out of this Agreement or any Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
     9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.
     9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.
     9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
     9.12 Attorneys Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon’s security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower’s obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon’s attorneys, Troutman Sanders LLP, but Borrower acknowledges and agrees that Troutman Sanders LLP is representing only Silicon and not Borrower in

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
     9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.
     9.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.
     9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.
     9.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of Maryland. As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon’s option, be litigated in courts located within Maryland, and that the exclusive venue therefor shall be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law;

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.
     9.18 Mutual Waiver of Jury Trial. Borrower and Silicon each hereby waives the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to, this Agreement or any other present or future instrument or agreement between Silicon and Borrower, or any conduct, acts or omissions of Silicon or Borrower or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with Silicon or Borrower, in all of the foregoing cases, whether sounding in contract or tort or otherwise.
     9.19 Exim Notification. Silicon has the right to immediately notify Exim Bank in writing if it has knowledge of any of the following events: (1) any failure to pay any amount due under this Agreement; (2) the Exim Borrowing Base is less than the sum of the outstanding Exim Loans; (3) any failure to pay when due any amount payable to Silicon under any Loan owing by Borrower to Silicon; (4) the filing of an action for debtor’s relief by, against or on behalf of Borrower; (5) any threatened or pending material litigation against Borrower, or any dispute involving Borrower. If Silicon sends a notice to Exim Bank, Silicon has the right to send Exim Bank a written report on the status of events covered by the notice every thirty (30) days after the date of the original notification, until Silicon files a claim with Exim Bank or the defaults have been cured (but no Loans may be required during the cure period unless Exim Bank gives its written approval). If directed by Exim Bank, Silicon will have the right to exercise any rights it may have against Borrower to demand the immediate repayment of all amount outstanding under the Loans.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

Borrower:		Silicon:

TELECOMMUNICATION SYSTEMS, INC.		SILICON VALLEY BANK

By	/s/ Thomas B. Brandt, Jr.	By	/s/ Peter Bendoris

	Title: Senior Vice President and CFO		Title: Relationship Manager
	Name: Thomas B. Brandt, Jr.		Name: Peter Bendoris

Silicon Valley Bank
Schedule to
Second Amended and Restated Loan and Security Agreement

Borrower:	TELECOMMUNICATION SYSTEMS, INC.

Address:	275 West Street, Suite 400
Annapolis, Maryland 21401

Date:	October 14, 2005
This Schedule forms an integral part of the Second Amended and Restated Loan and Security
Agreement between Silicon Valley Bank and the above-borrower of even date.

1. CREDIT LIMIT
(Section 1.1):	Revolving Loans: An amount not to exceed the lesser of: (i) the Maximum Credit Limit, less the amount of any outstanding Letters of Credit, FX Forward Contracts, FX Reserves, Exim Loans, Supplemental Equipment Loans and the Cash Management Sublimit (the “Sublimit Outstandings”); or (ii) the sum of (a) eighty percent (80%) (the “Advance Rate”) of the amount of Borrower’s Eligible Receivables, plus (b) thirty percent (30%) of raw materials and finished goods inventory from Mobile Office and Mobile Finance, each a division of Enterprise Mobile Systems, (the “Eligible Inventory”), provided, however, that the maximum amount of Loans made against Eligible Inventory cannot at any time exceed the lesser of (yy) forty percent (40%) of Loans outstanding (including the face amount of issued Letters of Credit) or (zz) Five Hundred Thousand Dollars ($500,000), less the amount of Sublimit Outstandings.

Notwithstanding anything set forth herein to the contrary, during any Default or after the occurrence and during the continuance of any Event of Default, the outstanding amount of all Equipment Loans shall be incorporated in the calculation of the Borrowing Base in the immediately preceding paragraph.

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

Accounts or other issues or factors relating to the Accounts or other Collateral.

Letters of Credit Sublimit
(Section 1.6):	Four Million Dollars ($4,000,000).

Foreign Exchange
Sublimit
(Section 1.7)	Seven Hundred Fifty Thousand Dollars ($750,000)

Cash Management
Sublimit
(Section 1.8)	Two Million Five Hundred Thousand Dollars ($2,500,000)

Exim Loan Sublimit
(Section 1.9):	Three Million Dollars ($3,000,000).

Equipment Loan
Amount
(Section 1.10):	Two Million Five Hundred Thousand Dollars ($2,500,000).

Supplemental Equipment
Loan Sublimit
(Section 1.11):	Five Million Dollars ($5,000,000).

2. INTEREST.

Interest Rate (Section 1.2):

Except as set forth below, all Revolving Loans shall bear interest at a rate equal to the “Prime Rate” in effect from time to time per annum plus one and one quarter of one percent (1.25%) per annum.

If in any two (2) consecutive quarterly periods Borrower meets its EBITDA forecast, then so long as Borrower continues to meet such forecast, Revolving Loans shall immediately, as of the first (1st) day of the following quarter, bear interest at a rate equal to the Prime Rate in effect from time to time per annum plus one percent (1.0%); furthermore, if in any four (4) consecutive quarterly periods Borrower meets its EBITDA forecast, then so long as Borrower continues to meet such forecast, Revolving Loans shall immediately, as of the first (1st) day of the following quarter, bear interest at a rate equal to the Prime Rate in effect from time to time per annum plus three quarters of one percent (0.75%); provided, however, if

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

either Borrower fails to (i) deliver to Silicon a quarterly financial statement on a timely basis, or (ii) fails to meet its EBITDA forecast as of any quarter end, all Revolving Loans shall immediately, bear interest at a rate equal to the Prime Rate in effect from time to time per annum plus one and one quarter of one percent (1.25%) per annum.

Interest on all Equipment Loans shall bear interest at a fixed rate equal to the Prime Rate in effect on the date of such Equipment Loan (the “Equipment Loan Funding Date”), plus one and one quarter of one percent (1.25%) per annum.

“Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon, but for purposes of this Agreement the Prime Rate shall at all times be not less than four and one quarter of one percent (4.25%) per annum. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

3. FEES (Section 1.4):

Loan Fee:	Three Hundred Thousand Dollars ($300,000), payable as follows:

(a) One Hundred Seventy Five Thousand Dollars ($175,000) concurrently herewith; and

(b) One Hundred Twenty Five Thousand Dollars ($125,000) shall be due and payable within five (5) Business Days of outstanding Obligations (including the face amount of all issued and outstanding Letters of Credit) exceeding Fifteen Million Dollars ($15,000,000).

Collateral Monitoring Fee:	One Thousand Dollars ($1,000), per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

Unused Portion Fee:	The Borrower shall pay to Silicon a fee (collectively, the “Unused Line Fees” and individually, a “Unused Line Fee”) in an amount equal to one quarter of one percent (0.25%) per

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

annum of the average daily unused and undisbursed portion of the Maximum Credit Limit accruing during each month. The accrued and unpaid portion of the Unused Line Fee shall be paid by the Borrower to Silicon on the first day of each month, commencing on the first such date following the date hereof, and on the Maturity Date.

Exim Bank Loan Fee	One and one half percent (1.50%) of the Exim Bank Loan Sublimit is due and payable in accordance with Section 1.8 of the Agreement, and annually thereafter.

4. REPAYMENT OF EQUIPMENT LOANS (Section 1.10):

Borrower will continue to repay the outstanding balance of the Equipment Loan in equal monthly principal payments of principal and interest in accordance with Schedule 2 attached hereto. The provisions of this Agreement and the Loan Documents shall supersede all prior agreements with respect to the Equipment Loan.

5. REPAYMENT OF EQUIPMENT LOANS SUBLIMIT (Section 1.11):

Borrower may request Supplemental Equipment Loans from the Closing Date through June 30, 2006 (the “Supplemental Equipment Availability End Date”), and Silicon will make Supplemental Equipment Loans not exceeding the Equipment Sublimit. To obtain an Supplemental Equipment Loan, Borrower will deliver to Silicon copies of invoices for the Equipment being financed, together with a UCC Financing Statement, if requested by Silicon, covering the Equipment described thereon, and such additional information as Bank may request at least five (5) Business Days before the proposed funding date. The Supplemental Equipment Loans may only be used to finance or refinance Equipment purchased three hundred sixty five (365) days before the date of each Supplemental Equipment Loan (the “Funding Date”) and may not exceed one hundred percent (100%) of the equipment invoice, including taxes, shipping, warranty charges, freight discounts and installation expense. Each Supplemental Equipment Loan must be for a minimum of Two Hundred Thousand Dollars ($200,000).

Interest accrues from the Funding Date of each Supplemental Equipment Loan at the rate in Section 1.2 and is payable monthly. Supplemental Equipment Loans are payable in thirty

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

six (36) equal monthly installments of principal and accrued interest, beginning on the first day of each month (each date being called a “Payment Date”), after the Funding Payment Date. On the Funding Date (unless such Funding Date is the first Business Day of the month) Borrower shall pay to Silicon an amount (the “Interim Payment”) equal the number of days from the Funding Date until the first Payment Date with respect to such Supplemental Equipment Advance.

6. MATURITY DATE
(Section 6.1):

Loans	September 30, 2008

Exim Bank Loans

Equipment Loans	Unless sooner paid, all accrued and unpaid interest plus unpaid principal on the Equipment Loans shall be due and payable in full on December 31, 2006.

Supplemental Equipment Loans	Thirty six (36) months from the date of each Supplemental Equipment Loan, provided, however, if the Maturity Date for the Loans is not extended, the then unpaid principal balance, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date for the Loans.

7. FINANCIAL COVENANTS
(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum Cash and Excess Availability:	Through October 15, 2005, Borrower shall at all times maintain a sum of (i) unencumbered cash on deposit with Silicon and (ii) availability under the Loans of not less than Ten Million Dollars ($10,000,000).

Minimum Monthly Cash:	Borrower shall maintain unencumbered cash on deposit with Silicon of not less than Five Million Dollars ($5,000,000).

Minimum Tangible Net Worth:	Borrower shall maintain a Tangible Net Worth of not less than Twenty-Nine Million Five Hundred Thousand Dollars ($29,500,000) at all times, plus (a) seventy-five percent (75%)

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

of Borrower’s net income (without regard to any loss) adjusted quarterly beginning with the most recent quarter ended and plus (b) eighty-five percent (85%) of all subordinated debt and equity raised.

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as “intangible assets” under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights and organizational costs, licenses and franchises (provided, however, that capitalized software costs shall be included as assets).

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a Subordination Agreement.

“Adjusted Quick Ratio” shall mean unrestricted cash (and equivalents) plus billed accounts receivable divided by Current Liabilities less the current portion of deferred revenue.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

8. REPORTING.
(Section 5.3):

Borrower shall provide Silicon with the following:

1. Weekly transaction reports and schedules of collections, on Silicon’s standard form shall be provided weekly (and

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

upon each Loan request), provided, however, that the transaction reports and schedules of collections shall be provided monthly during any Streamline Period.

2.	Monthly accounts receivable agings, aged by invoice date, within fifteen days after the end of each month.

3.	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen (15) days after the end of each month.

4.	During the Streamline Period, monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen (15) days after the end of each month.

5.	Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Silicon in its good faith business judgment, all within fifteen (15) days after the end of each month.

6.	Monthly unaudited financial statements, as soon as available, and in any event within thirty (30) days after the end of each month.

7.	Monthly Compliance Certificates, within thirty (30) days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer, Vice President, Finance, Treasurer or Corporate Controller of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

8.	Quarterly unaudited financial statements, as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower.

9.	Annual forecasts prior to each fiscal year end of Borrower and operating budgets (including income statements, balance sheets and cash flow statements, by month) for the

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

current fiscal year of Borrower within sixty (60) days after the end of each fiscal year of Borrower.

10.	Annual financial statements, as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

9. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Perfection Certificate of the Company dated October 14, 2005, previously submitted to Silicon (the “Perfection Certificate”) is true and correct as of the date hereof.
10. STREAMLINE PERIOD:

Notwithstanding anything to the contrary set forth in this Agreement (including in Section 6 of this Schedule), during any Streamline Period:

1. Reporting Requirements. Borrower shall provide Silicon with interim monthly financial statements, monthly agings of accounts receivables and accounts payables, transaction reports on Silicon’s standard form, including, sales, credit memos and collections journals within thirty (30) days after the end of each month.

2. Notice Prior to Future Loans. Upon the earliest to occur of (a) the request by Borrower for a Loan after the date hereof, (b) the occurrence of a Default or Event of Default, (c) a breach of Borrower’s obligations under this Agreement, or (d) Borrower’s Quick Ratio is equal to or less than 1.75:1.00, the Streamline Period will automatically and without notice terminate and the standard terms and conditions as provided for in this Agreement will immediately take effect without any further action on the part of Silicon or Borrower.

Silicon Valley Bank	Second Amended and Restated Loan and Security Agreement

11. ADDITIONAL PROVISIONS

1.	Depository and Operating Accounts. Borrower shall maintain its primary depository and operating accounts with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

2.	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

3.	Intellectual Property Negative Pledge Agreement. As a condition precedent to the effectiveness of this Agreement, the Borrower shall have executed and delivered any addendums to the Intellectual Property Negative Pledge Agreement (the “IP Negative Pledge Agreement”) previously executed and delivered to Silicon.

4.	Minimum Cash and Excess Availability. Silicon forbears Borrower’s compliances with the Minimum Cash and Excess Availability covenant set forth in Section 7 of the Schedule to the Original Loan Agreement through October 15, 2005.